UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2014

SONOCO PRODUCTS COMPANY

Commission File No. 001-11261

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

Blythe J. McGarvie, senior lecturer in the Accounting and Management unit at Harvard Business School where she teaches financial reporting and control to MBA candidates, as well as in-field and executive education classes, was elected to the Sonoco Board of Directors on February 12, 2014.

Prior to joining Harvard, McGarvie, a certified public accountant, served for 10 years as chief executive officer and founder of Leadership for International Finance, a global consulting firm specializing in leadership seminars for corporate and academic groups. During this period, she co-founded and served as Senior Fellow for Northwestern University's Kellogg Innovation Network and was a visiting leader at Shanghai-based CEIBS in 2011 and 2012. Prior to 2003, McGarvie was chief financial officer for BIC Group, a $2 billion publicly traded consumer goods company, based in Paris, France. Before joining BIC Group, McGarvie was chief financial officer for a Fortune 500 company, Hannaford Bros. Co., acquired in 1999 by Delhaize Group.

She currently serves on the Boards of Directors of Accenture, Viacom, Wawa, Inc., and LKQ Corp., and previously served on the boards of The Travelers Companies, Inc., Pepsi Bottling Group and Lafarge North America.

McGarvie has been appointed to serve on the Financial Policy and Employee and Public Responsibility Committees of the Board.

The Company has not entered into any material contracts, plans or arrangements with Ms. McGarvie. There are no family relationships between Ms. McGarvie and any other executive officer or director of the Company, and there are no arrangements or understandings pursuant to which she has been appointed. There are no transactions between the Company and Ms. McGarvie that would constitute related person transactions under Item 404(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: February 14, 2014	By:	/s/ Barry L. Saunders
Barry L. Saunders
Vice President and Chief Financial Officer